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FOR IMMEDIATE RELEASE CONTACT: Barry Schechter      Donald Radcliffe
                               President            Radcliffe & Associates, Inc.
                               Tel:(619) 551-2365   Tel:(212) 605-0113



               SVI HOLDINGS ANNOUNCES IT HAS REACHED AGREEMENTS TO

     * Acquire IBIS Services Limited (UK)
     * Acquire Worldwide Technology rights to Brilliant Software
     * Sell remaining shares of Softline Limited

             SOFTLINE LIMITED TO BECOME MAJORITY SHAREHOLDER IN SVI

                SVI WILL RECEIVE $13.5 MILLION FROM TRANSACTIONS


La Jolla, California *** October 24, 1997 *** SVI Holdings, Inc. (OTC/BB: SVIH) announced today that it has entered into a series of transactions which will result in Softline Limited, a major South African information technology company listed on the Johannesburg Stock Exchange (JSE: SFT), becoming the majority shareholder in SVIH. These agreements are subject to the approval by the South African Reserve Bank, Softline stockholder approval at an October 31 meeting and listing requirements of the Johannesburg Stock Exchange.

SVI has agreed to purchase from Softline its 100% interest in IBIS Services Limited (UK) for 5,000,000 newly issued shares of SVI stock. IBIS is a 10-year old information technology company which develops, supports, and markets business systems specifically for the construction and heavy equipment rental industries. IBIS is headquartered in the UK and product development is completed in Dublin, Ireland. For the year ended April 1997 IBIS had revenues of about $4.5 million and had grown at better than 20% per year for the last two years. Gross profit percentage was greater than 50% in each of the last three years.

SVI also has agreed to acquire the Worldwide Technology rights outside of Africa for Softline's Brilliant range of technology. This software is one of the leading accounting packages in Southern Africa with a current installed based in excess of 30,000 users.

Barry Schechter, Chairman and CEO of SVI commenting on the transaction said, "We are very excited about the potential for the Brilliant Accounting technology and IBIS. We are in the process of developing a substantial international software company, based upon proprietary technology. We plan to integrate a number of theses applications and market them to our large worldwide installed customer base."

SVI has also agreed to sell its remaining shares of Softline (approximately 20,000,000) in a private transaction for approximately $6.5 million which will result in an approximately $5 million pre-tax gain.

In addition to the shares of SVI which Softline received for IBIS, coupled with the technology rights, Softline purchased additional shares of SVI in a private placement. Softline in private transactions purchased stock from several shareholders and exchanged Softline shares for SVI shares. Following these transactions Softline will hold about 60% of SVI's, approximately 27 million outstanding shares.

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Ivan Epstein, Co-founder and Chief Executive Officer of Softline said, "We believe these transactions will really be a win-win situation for both Softline and SVI. Under Barry Schechter's and my guidance Softline has grown from under $5 million in revenues to its present level approaching $100 million in just 18 months. He is now building a substantial international software company in which IBIS and the Brilliant Technology fit exceedingly well. We expect to see substantial growth as has already been experienced in SVI's Divergent Technologies subsidiary in Australia."

Barry Schechter, added, "With the $13.5 million we have received from these transactions, the strong cash flow from our existing operations and the technologies we already possess, we expect to be able to begin to become a leading international specialty software company. Our relationship with Softline coupled with our research and technical development centers in Dublin, Sydney, Johannesburg and San Diego should help us achieve this objective."

SVI is a rapidly expanding IT holding company which acquires and develops companies in the information technology industry. It currently has two wholly owned subsidiaries, SVI Training Products, Inc., a US based company which develops and markets instructor-led training courseware for computer software programs, and Divergent Technologies Pty. Limited, which is an Australian Company, which designs, develops, and markets leading business solutions for all levels of retail establishments in the local and international marketplace.

Safe Harbor statement under this Private Securities Litigation Reform Act of 1995. When used in this release, the words "should", "anticipate", "believe", "expect", and similar expressions are intended to identify forward looking statements. Such statements are subject to certain risks and uncertainties, including fluctuations in currency exchange rates and the level of demand for computer hardware and software in South Africa, United Kingdom and Australia that could cause actual results to differ materially from any forward looking statements.